SECURITIES AND EXCHANGE COMMISSION
                        Washington  D.C.  20549

                                  FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
    SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

                   Commission File Number 333-09991

              Atlas-Energy for the Nineties-Public #5 Ltd.
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       ( Exact name of registrant as specified in its charter )

     311 Rouser Road, Moon Township, Pennsylvania 15108  (412) 262-2830
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Units (1)
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           ( Title of each class of securities covered by this form)

                              Not Applicable
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 Titles of all other classes of securities for which a duty to file reports under section 13(a( or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports;

Rule 12g-4(a)(1)(i)    ___        Rule 12h-3(b)(1)(i)   ____
Rule 12g-4(a)(1)(ii)   ___        Rule 12h-3(b)(1)(ii)  _XX_
Rule 12g-4(a)(2)(i)    ___        Rule 12h-3(b)(2)(i)   ____
Rule 12g-4(a)(2)(ii)   ___        Rule 12h-3(b)(2)(ii)  ____
                                  Rule 15d-6            ____

Approximate number of holders of record as of the certification or notice date: __385__

Pursuant to the requirements of the Securities Exchange Act of 1934, Atlas Energy for the Nineties-Public #5 Ltd., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                   Atlas Resources, Inc.,
                                                   Managing General Partner

Date:    May 13, 1999                             By:  /s/ J.R. O'Mara
                                                        J.R. O'Mara, President

(1) "Units" means the Limited Partner interests and the Investor General Partner interests offered to Participants in the Partnership.